Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

RegenLab USA, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.001 per share	Rule 457(o)			$34,500,000.00	0.00013810	$4,764.45
Equity	Representative’s Warrants	Rule 457(g)(4)					-
Equity	Common Stock Underlying the Representative’s Warrants	Rule 457(o)(5)			$1,293,750.00	0.00013810	$178.67
Total Offering Amounts					$35,793,750.00		$4,943.12
Total Fees Previously Paid							$0.00
Total Fee Offsets							$0.00
Net Fee Due							$4,943.12

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the offering price attributable to additional common stock that the underwriter has the option to purchase to cover over-allotments, if any.
(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional common stock as may be issued after the date hereof as a result of share sub-divisions, share capitalization or similar transactions.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.
(4)	No fee required pursuant to Rule 457(g) under the Securities Act.
(5)	Represents common stock underlying warrants issuable to the representative to purchase a number of common stock equal to 3% of the total number of common stock sold in this offering at an exercise price equal to 125% of the public offering price of the common stock sold in this offering.